Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

RESTATED CERTIFICATE OF INCORPORATION OF

OXiGENE, INC., AS AMENDED

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

OXiGENE, INC. (hereinafter referred to as the “Corporation”), a corporation duly organized and existing under the Delaware General Corporation Law (the “DGCL”), does hereby certify as follows:

A: That the present name of the Corporation is OXiGENE, Inc., and that the date of filing of its Restated Certificate of Incorporation with the Secretary of the State of Delaware is April 27, 1993.

B. That, at a meeting of the Board of Directors of the Corporation on March 21, 2016, a resolution was duly adopted approving a proposed amendment of the Restated Certificate of Incorporation (the “Certificate of Incorporation”) of the Corporation and declaring said amendment to be advisable. The amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing the Article First thereof, so that, as amended, said Article shall be and read as follows:

“FIRST: The name of the Corporation is Mateon Therapeutics, Inc. (hereinafter called the “Corporation”).”

C. The foregoing amendment was duly adopted in accordance with Section 242 of the DGCL.

D. The effective date of the amendment shall be June 17, 2016.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its name this 16th day of June, 2016.

OXiGENE, Inc.

By:	/s/ William D. Schwieterman
William D. Schwieterman, M.D.
President and Chief Executive Officer